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                                                                    Exhibit 18

March 29, 2001
(April 13, 2001 as to Notes 1D and 13)

The Warnaco Group, Inc.
90 Park Avenue
New York, New York 10016

Dear Sirs/Madams:

We have audited the consolidated financial statements of The Warnaco Group, Inc. and subsidiaries (the "Company") as of December 30, 2000 and January 1, 2000 and for the years then ended, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 29, 2001 (April 13, 2001 as to Notes 1D and 13), which expresses an unqualified opinion and includes explanatory paragraphs for a) going concern uncertainties and b) the change in the method of valuing inventory of the Company's retail outlet stores from an average cost method to an actual cost method. Note 1 to such financial statements contains a description of your adoption during the year ended December 30, 2000 of the change in the method of valuing inventory of your retail outlet stores from an average cost method to an actual cost method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.


Yours truly,




DELOITTE & TOUCHE LLP
New York, New York